Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Tofutti Brands Inc. on Form S-8 to be filed on or about September 24, 2014 of our report dated March 28, 2014, on our audit of the financial statements as of December 28, 2013 and December 29, 2012 and for each of the fiscal years in the two year period ended December 28, 2013.

/s/Eisner Amper LLP
Iselin, New Jersey
September 24, 2014